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                                                                      EXHIBIT 11
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                        COMPUTER TASK GROUP, INCORPORATED
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Computation of fully diluted earnings per share under treasury stock method set forth in Accounting Principles Board Opinion No. 15.



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                 COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                    UNDER TREASURY STOCK METHOD SET FORTH IN
                   ACCOUNTING PRINCIPLES BOARD OPINION NO. 15

                  (amounts in thousands, except per share data)


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

Year Ended December 31:
-----------------------
                                                     1996         1995         1994         1993         1992
                                                     ----         ----         ----         ----         ----
Weighted-average number of shares
  outstanding during year.................           8,491        8,329        8,969        9,097        8,589
Add Common Stock equivalents
      -- Incremental shares under
         stock option plans...............             402          416           70           4            13
      -- Incremental shares
         related to convertible
         preferred stock..................               -            -          227       1,448         1,448


Number of shares on which
  fully diluted earnings per
  share based.............................           8,893        8,745        9,266      10,549        10,050


Net income/(loss) for the year............       $  11,080    $  10,776    $   4,797    $(27,673)    $   5,602
Fully diluted earnings per
  share...................................       $    1.25    $    1.23    $    0.52    $  (2.62)    $    0.56
Primary earnings per
  share...................................       $    1.25    $    1.23    $    0.52    $  (2.62)    $    0.56

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